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                                                                    EXHIBIT 99.1


PLAINS RESOURCES INC.
NEWS RELEASE
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CONTACT: PAUL H. PRINCE, JR.
         SENIOR FINANCIAL ANALYST
         (713) 654-1414 OR (800) 934-6083

FOR IMMEDIATE RELEASE

              PLAINS RESOURCES INCREASES STOCK REPURCHASE PROGRAM
                            BY FIVE MILLION SHARES


     Houston, Texas, July 12, 2001 - Plains Resources Inc. (AMEX: PLX) today announced that as a result of repurchasing approximately three million shares of its common stock during the last year under its existing stock repurchase program, which authorized the repurchase of up to three million shares, its Board of Directors approved a program to repurchase up to an additional five million shares of Plains' common stock. "We believe the Company's stock is a good long-term investment," said James C. Flores, Chairman of the Board and Chief Executive Officer. "We are confident in Plains' future and believe this repurchase program provides the Company the additional flexibility to capitalize on opportunities that will produce long-term benefits for the Company and our stockholders."

     Any repurchases under this program will be consistent with the Company's credit agreement and outstanding indentures. Also, under this program, Plains anticipates the stock will be repurchased through privately negotiated transactions or in the open market. The repurchase program's terms have been structured to comply with the Securities and Exchange Commission's Rule 10b-18, and is subject to market conditions, other applicable legal requirements, and other factors. The repurchase program does not obligate Plains to acquire any specific number of shares and may be suspended at any time.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, availability (or lack thereof) of favorable acquisition or combination opportunities, successful integration and future performance of recently-acquired assets, regulatory changes and other factors discussed in the Company's reports filed with the Securities and Exchange Commission including their reports on Form 10-K (as amended) and Form 10-Q for the periods ended
December 31, 2000, and March 31, 2001, respectively.

     Plains is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains is headquartered in Houston, Texas.

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